SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

August 1, 2002
Date of Report (Date of earliest event reported)

CORIO, INC.
(Exact name of Registrant as specified in its charter)

Delaware
(State of other jurisdiction of incorporation)

000-31003	77-0492528
(Commission File)	(IRS Employer Identification Number)

959 Skyway Road, Suite 100
San Carlos, CA 94070

(650) 232-3000
(Address of Principal Executive Offices)

(Former name of former address, if changed since last report)

ITEM 5:    OTHER EVENTS

On August 1, 2002, Corio, Inc. announced that it had entered into a definitive agreement to acquire substantially all of the assets relating to the enterprise application service provider (ASP) business of Qwest Cyber.Solutions LLC, a subsidiary of Qwest Communications International Inc., for $15 million in cash and to assume certain liabilities relating to the business. This purchase price is subject to adjustment. As part of this acquisition, Corio also agreed to purchase from Qwest certain ongoing network services including data center services, dedicated Internet access and storage solutions that relate to the ASP business.

The business being acquired by Corio is comprised of certain assets including customer contracts, internally used and developed software, certain tangible assets such as servers, routers and other equipment, certain intellectual property (including a transfer of all know how and copyrights owned by Qwest Cyber.Solutions LCC and used in the ASP business), accounts receivable and prepaid expenses. Corio has also agreed to assume certain liabilities in connection with the acquisition of the business including certain performance obligations under existing ASP contracts and accounts payable and deferred service revenue related to the ASP business.

Completion of the asset purchase is subject to customary closing conditions. If any of the conditions to the asset purchase are not satisfied or, if waiver is permissible, not waived, the asset purchase will not be completed. In addition, under certain circumstances specified in the asset purchase agreement, Corio or Qwest may terminate the asset purchase agreement. As a result, Corio may not complete this asset purchase.

The following exhibits are filed with this report:

Exhibit Number	Description
99.1	Press Release dated August 1, 2002 of Corio, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORIO, INC.

Date:	August 5, 2002	By:	/s/ GEORGE KADIFA
George Kadifa Chairman, President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press Release dated August 1, 2002 of Corio, Inc.